Exhibit (a)(1)(v)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

REEDS JEWELERS, INC.

NOT OWNED BY SPARKLE, LLC OR ITS SUBSIDIARIES

AT

$1.85 NET PER SHARE

BY

SPARKLE, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON MONDAY, MARCH 1, 2004, WHICH DATE MAY BE EXTENDED.

JANUARY 29, 2004

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated January 29, 2004 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Sparkle, LLC, a North Carolina limited liability company (“Sparkle”) to purchase all of the outstanding shares of common stock, par value $.10 per share (the “Shares”), of Reeds Jewelers, Inc., a North Carolina corporation (“Reeds”), at $1.85 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase.

WE ARE (OR OUR NOMINEE IS) THE HOLDER OF RECORD OF THE SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

1. The tender price is $1.85 per Share, net to the seller in cash without interest.

2. The Offer is being made for all outstanding Shares not owned by Sparkle or its subsidiaries.

3. THE OFFER IS BEING MADE WITHOUT THE PRIOR APPROVAL OF THE INDEPENDENT MEMBERS OF THE REEDS’ BOARD OF DIRECTORS OR THE REEDS’ SHAREHOLDERS.

4. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON MONDAY, MARCH 1, 2004, WHICH DATE MAY BE EXTENDED.

5. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn a number of Shares which, excluding the shares beneficially owned by Sparkle and its subsidiaries and certain other persons (as set forth in the Offer to Purchase) will constitute at least a majority of the outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer (the “Minimum Tender Condition”), and which will result in Sparkle having acquired, as a result of the Offer, at least 90% of the issued and outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See The Tender Offer—Sections 1 (“Terms of the Offer”) and 10 (“Certain Conditions of the Offer”) in the Offer to Purchase.

6. Tendering holders of Shares (“Holders”) whose Shares are registered in their own name and who tender directly to Continental Stock Transfer & Trust Company, as depositary (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Sparkle pursuant to the Offer. However, Federal income tax backup withholding at a rate of 28% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 8 of the Letter of Transmittal.

7. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or a confirmation of a Book-Entry transfer of such Shares (a “Book-Entry Confirmation”) with respect to such Shares into the Depositary’s account at The Depository Trust Company, (b) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantees (or, in the case of a Book-Entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY SPARKLE, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

The Offer is being made only by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of the Shares. Sparkle is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If Sparkle becomes aware of any state where the making of the Offer is prohibited, Sparkle will make a good faith effort to comply with any such statute. If, after such good faith effort, Sparkle cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

REEDS JEWELERS, INC.

NOT OWNED BY SPARKLE, LLC OR ITS SUBSIDIARIES

BY

SPARKLE, LLC

The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated January 29, 2004, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Sparkle, LLC, a North Carolina limited liability company (“Sparkle”), to purchase all outstanding shares of common stock, par value $.10 per share (the “Shares”), of Reeds Jewelers, Inc., a North Carolina corporation (“Reeds”), at $1.85 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 29, 2004.

This will instruct you to tender to Sparkle the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered*:

Account No.:

Signature(s):

Dated:

Print Name(s):

Address(es):

Area Code and Telephone Number:

Tax Identification or Social Security Number:

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.